Kodiak Energy, Inc. Announces Horn River Basin Update

CALGARY, ALBERTA – (MARKETWIRE) – April 16, 2009 – Kodiak Energy, Inc. (OTCBB: KDKN, TSX-V: KDK) ("Kodiak" or the "Corporation") announces that its private subsidiary, Cougar Energy, Inc. (Cougar), has reached a standard farmout and participation agreement with Trivello Energy Corp. (“Trivello”).  Trivello will be providing 90% of the funding for the first phase of the “Lucy” Horn River Basin work program.  Upon completion of the funding, Trivello will have earned an additional 30% working interest in the wells and property.

Cougar is a private subsidiary of Kodiak and will maintain operator status and majority ownership of the project with the management of Kodiak/Cougar overseeing the execution of the work program.  Upon Trivello fulfilling the project funding terms of the farmout and participation agreement, Cougar’s working interest in the “Lucy” Horn River Basin project will be 50%, with Trivello at 40%, and other joint venture partner at 10%.

The a-79-A Lucy well was drilled and cased in Q1 2008.  The test results indicated an average to above average total organic compound values of 3.68% with peaks of 5.7% and approximately 60 meters pay zone.  It is intended that the first phase of the work program be commenced after spring breakup, consisting of entering the existing a-79-A vertical well bore, perforating the Muskwa/Evie interval, performing a vertical shale gas fracture treatment, testing and evaluating pressures and production.  Based on economics, it is expected that the well be equipped and tied in to the existing pipeline located in the northwest corner of the lease.  The timing of the tie-in is estimated to be initiated prior to winter 2009.

There is increased exploration, development, pipeline, and facility construction within the Horn River Basin.  Several industry comparisons have been made that the Muskwa shale gas potential is an analogue of the Barnett shale gas fields currently being developed in Texas and Oklahoma.  The oil and gas industry is continuing their shale gas exploration and development programs in the Horn River Basin and achieving positive results to validate continued activity.  Crown land sales by the Government of British Columbia for 2008 exceeded a record value of over C$2 Billion.  A favorable royalty regime in the province of British Columbia, along with government commitments to improve access to the Horn River Basin area, presents a positive environment for advancing shale gas exploration and development within the region.

Bill Tighe, President and CEO of Kodiak, states “We are very pleased  with the arrangement reached with Trivello, as it moves the Lucy Horn River project forward while our private subsidiary, Cougar, focuses on the CREEnergy project.  We look forward to working with Trivello on the Horn River project.”

About Cougar:  Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc.  The focus is on the exploration and development of Canadian based onshore oil and gas properties.  The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.  Additional information on the “Lucy” and CREEnergy projects are available at http://www.cougarenergyinc.com.

About Kodiak:  Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.  Our main prospects are located in the central Mackenzie River Valley of the Northwest Territories and northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc.., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.  Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
William Tighe
President and CEO
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
http://www.kodiakpetroleum.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.